Exhibit 15.1

Letter Regarding Unaudited Financial Information

Shareholders and Board of Directors

Sanderson Farms, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Sanderson Farms, Inc. for the registration of shares of its common stock and preferred stock of our reports dated February 25, 2014, May 29, 2014 and August 26, 2014 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarters ended January 31, 2014, April 30, 2014 and July 31, 2014.

/s/ Ernst & Young LLP

New Orleans, Louisiana

October 8, 2014